Exhibit 99.1


                    I.C. Isaacs Reports Second Quarter 2005
     Results; Net Sales Increased 10.2% to $21.7 Million; Diluted Earnings
             Per Share Increased 36.4% to $0.15 On Improved Margins



    NEW YORK--(BUSINESS WIRE)--Aug. 2, 2005--I.C. Isaacs & Company, Inc. (OTCBB:ISAC), designer and marketer of the Marithe+Francois Girbaud brand of casual denim and sportswear, today reported second quarter 2005 results. For the three months ended June 30, 2005, the Company reported that net sales increased 10.2% to $21.7 million and diluted earnings per share increased by 36.4% to $0.15 versus $0.11 during the second quarter of 2004. For the six months ended June 30, 2005, the Company reported that net sales increased 12.6% to $45.5 million and diluted earnings per share increased by 88.9% to $0.34 versus $0.18 during the second quarter of 2004.
    Peter Rizzo, Chairman and CEO commented, "We are pleased with our accomplishments in the second quarter and first half of the fiscal year. The repositioning of the Girbaud brand is going as planned and we are clearly benefiting from the improvements we have made in the areas of management, infrastructure and distribution. Our sales, design, finance, sourcing and planning divisions are now highly capable, responsive and streamlined for greater cost-efficiencies. Our distribution strategy, which is the final piece of our repositioning, is well under way and generating higher levels of profitability and setting a firm base from which to accelerate the growth of our business."

    Second Quarter 2005 Results

    Net income increased $0.7 million to $2.0 million, or $0.15 per diluted share, for the three months ended June 30, 2005, compared to net income of $1.3 million, or $0.11 per diluted share, for the same period of 2004.
    Gross profit increased 17.3% to $8.8 million in the second quarter of 2005 from $7.5 million in the same quarter of 2004. Gross margins increased 250 basis points to 40.6% in the second quarter of 2005 from 38.1% in the same period of 2004.
    Operating expenses increased 11.9% to $6.6 million in the second quarter of 2005 from $5.9 million in the same period of 2004. The increase in operating expenses resulted primarily from design sample expenses, professional fees and other operating personnel expenses. Operating expenses as a percentage of net sales were 30.4% in the second quarter of 2005, compared to 29.9% in the same period of 2004.
    Mr. Rizzo concluded, "During the second quarter, our men's division continued to increase the level of productivity in our existing doors and also continued to open new store locations through an increasingly diversified product line. In our women's teen business, we continued to make excellent progress with the repositioning of the brand and believe the enhancement and broadening of our women's line to a fresher, young contemporary look is the right strategic direction for this business going forward."

    Year to Date 2005 Results

    Net income increased $2.3 million to $4.5 million, or $0.34 per diluted share, for the six months ended June 30, 2005, compared to net income of $2.2 million, or $0.18 per diluted share, for the same period of 2004.
    Gross profit increased 27.9% to $18.8 million in the six months ended June 30, 2005 from $14.7 million in the same period of 2004. Gross margins increased 490 basis points to 41.3% in the six months ended June 30, 2005 from 36.4% in the same period of 2004.
    Operating expenses increased 14.9% to $13.9 million in the six month period ended June 30, 2005 from $12.1 million in the same period of 2004. The increase in operating expenses resulted primarily from commission expenses associated with higher sales, design sample expenses, professional fees and operating personnel expenses. Operating expenses as a percentage of net sales were 30.5% in the six months ended June 30, 2005, compared to 30.0% in the same period of 2004.

    Order Backlog

    The Company's order backlog was $26.1 million at June 30, 2005, a decrease of 30.2% compared to $37.4 million at June 30, 2004. This is largely the function of a reordering of the Company's priorities. Last year, the objective was more concentrated on selling than effectively communicating a focused brand identity through balanced merchandise assortments. While orders were strong in the prior year period, profitability was negatively impacted at the end of the season. This year, new sales management has instituted appropriate procedures to guard and refine the brand identity as well as improve profitability. The planned exit from underperforming men's doors combined with an exit from most of the women's urban department stores, essentially a clean-up versus last year, is reflected in the reduced backlog numbers. The Company remains comfortable with its ability to meet revenue and earnings targets for the remainder of the 2005 fiscal year.

    Fiscal Year 2005 Operating Forecast

    For the 2005 fiscal year, the Company expects its diluted earnings per share to be in the range of $0.62 to $0.65 compared to fiscal 2004 revenues of $80.7 million and diluted earnings per share of $0.46.

    About I.C. Isaacs & Company

    I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe+Francois Girbaud brand in the United States and Puerto Rico.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2005, including, without limitation, statements regarding the Company's expectations with respect to the economic environment in 2005 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory, (vi) the effect the restructuring of the women's line will have on future income, and (vii) the Company's expectation of net sales and diluted earnings per share for the fiscal year ending 2005. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.



                      I.C. Isaacs & Company, Inc.
           Consolidated Statements of Operations (Unaudited)
                 (000's omitted except per share data)

                                  Three Months Ended  Six Months Ended
                                        June 30,          June 30,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Net sales                          $21,749  $19,667  $45,451  $40,432
Cost of sales                       12,907   12,211   26,658   25,729
                                   -------- -------- -------- --------
Gross profit                         8,842    7,456   18,793   14,703
                                   -------- -------- -------- --------
Operating Expenses
  Selling                            2,691    2,165    5,690    4,795
  License fees                       1,235    1,298    2,723    2,651
  Distribution and shipping            580      484    1,130      987
  General and administrative         2,136    1,981    4,385    3,679
                                   -------- -------- -------- --------
Total operating expenses             6,642    5,928   13,928   12,112
                                   -------- -------- -------- --------
Operating income                     2,200    1,528    4,865    2,591
                                   -------- -------- -------- --------
Other income (expense)
  Interest, net of interest income    (140)    (192)    (250)    (391)
  Other, net                            --       23       --       24
                                   -------- -------- -------- --------
Total other income (expense)          (140)    (169)    (250)    (367)
                                   -------- -------- -------- --------
Income before income taxes           2,060    1,359    4,615    2,224
  Income tax expense                    41       46       92       46
                                   -------- -------- -------- --------
Net income                         $ 2,019  $ 1,313  $ 4,523  $ 2,178
                                   -------- -------- -------- --------

Basic income per share             $  0.17  $  0.12  $  0.39  $  0.20
Basic weighted average shares
 outstanding                        11,713   11,135   11,682   11,135
Diluted income per share           $  0.15  $  0.11  $  0.34  $  0.18
Diluted weighted average shares
 outstanding                        13,407   12,280   13,407   12,277



                      I.C. Isaacs & Company, Inc.
                Consolidated Balance Sheets (Unaudited)
                 (000's omitted except per share data)

                                               June 30,   December 31,
                                                 2005         2004
                                             ------------ ------------

Assets
Current
  Cash, including temporary investments of
   $250 and $70                              $       698  $     1,046
  Accounts receivable, less allowance for
   doubtful accounts of $475 and $316             14,631       10,016
  Inventories                                      6,531        8,317
  Deferred tax asset                               1,193        1,193
  Prepaid expenses and other                         397          510
                                             ------------ ------------
    Total current assets                          23,450       21,082
Property, plant and equipment, at cost, less
 accumulated depreciation and amortization         2,851        2,087
Other assets                                       4,702        4,663
                                             ------------ ------------
                                             $    31,003  $    27,832
                                             ============ ============

Liabilities And Stockholders' Equity
Current
  Overdrafts                                 $       943  $        --
  Revolving line of credit                         1,315          223
  Current maturities of long-term debt             4,085        3,366
  Accounts payable                                 1,820        3,098
  Accrued expenses and other current
   liabilities                                     3,552        5,799
                                             ------------ ------------
    Total current liabilities                     11,715       12,486
                                             ------------ ------------
Long-term debt                                     2,473        3,192
Commitments and Contingencies

Stockholders' Equity
  Preferred stock; $.0001 par value; 5,000
   shares authorized, none outstanding                --           --
  Common stock; $.0001 par value; 50,000
   shares authorized, 12,922 and 12,791
   shares issued; 11,746 and 11,614 shares
   outstanding                                         1            1
  Additional paid-in capital                      44,239       44,101
  Accumulated deficit                            (25,102)     (29,625)
  Treasury stock, at cost (1,177 shares)          (2,323)      (2,323)
                                             ------------ ------------
    Total stockholders' equity                    16,815       12,154
                                             ------------ ------------
                                             $    31,003  $    27,832
                                             ============ ============


    CONTACT: I.C. Isaacs & Company, Inc.
                 by
             Integrated Corporate Relations
             Bill Zima, 203-682-8200